Exhibit (d)(44)(ii)

EQ ADVISORS TRUST

AMENDMENT NO. 1 TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

AMENDMENT NO. 1 effective as of May 1, 2017 (“Amendment No. 1”) to the Investment Sub-Advisory Agreement dated April 4, 2014 (“Agreement”), between AXA Equitable Funds Management Group, LLC, a limited liability company organized under the laws of the State of Delaware (“FMG LLC” or “Manager”) and Horizon Asset Management, LLC, a limited liability company organized in the State of Delaware (“Horizon” or “Sub-Adviser”).

FMG LLC and Horizon agree to modify the Agreement as follows:

1. Name Change. The name of AXA/Horizon Small Cap Value Portfolio is changed to 1290 VT Small Cap Value Portfolio.

2. Appendix A. Appendix A to the Agreement setting forth the Portfolio of the Trust for which the Sub-Adviser is appointed as the investment adviser and the fee payable to the Sub-Adviser is hereby replaced in its entirety by Appendix A attached hereto.

3. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		HORIZON ASSET MANAGEMENT, LLC

By:	/s/ Michal Levy	By:	/s/ Hugh Ross
	Michal Levy		Name: Hugh Ross
	Senior Vice President and Chief Operating Officer		Title: Chief Operating Officer

APPENDIX A

AMENDMENT NO. 1 TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

WITH

HORIZON ASSET MANAGEMENT, LLC

Portfolio	Annual Advisory Fee Rate**
1290 VT Small Cap Value Portfolio (fka, AXA/Horizon Small Cap Value Portfolio)*	0.60% of the Horizon Allocated Portion’s average daily net assets up to and including $50 million; 0.50% of the Horizon Allocated Portion’s average daily net asset over $50 million and up to and including $100 million; and 0.45% of the Horizon Allocated Portion’s average daily net assets in excess of $100 million.

*	Fee to be paid with respect to the Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Sub-Adviser, which may be referred to as the “Horizon Allocated Portion.”
**	The daily advisory fee for the Horizon Allocated Portion is calculated by multiplying the aggregate net assets of the Horizon Allocated Portion at the close of the immediately preceding business day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.